UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2013

Alere Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of principal executive offices)

Registrant’s telephone number, including area code: (781) 647-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.03	Material Modification to Rights of Security Holders

On May 24, 2013, Alere Inc. (the “Company”) issued $425.0 million aggregate principal amount of its 6.5% senior subordinated notes due 2020 (the “6.5% Notes”) pursuant to the terms of a purchase agreement (the “Purchase Agreement”) dated May 13, 2013 by and among the Company, the Subsidiary Guarantors (as defined below) and Goldman, Sachs & Co., Jefferies LLC and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named in the Purchase Agreement (the “Initial Purchasers”). The Company previously reported its entry into the Purchase Agreement in a Current Report on Form 8-K filed on May 16, 2013.

The 6.5% Notes bear interest at a rate of 6.5% per year, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013, and will mature on June 15, 2020 unless earlier redeemed. The 6.5% Notes were offered at an initial offering price of 100%. The Company received net proceeds, after the Initial Purchasers’ discount and estimated offering expenses, of approximately $417.6 million.

The Company used approximately $200.6 million of its net proceeds to purchase approximately $190.6 million outstanding principal amount of the Company’s 9% senior subordinated notes due 2016 (CUSIP No: 01449JAB1) (the “9% Notes”) that were validly tendered (and not validly withdrawn) by 5:00 p.m., New York City time, on May 23, 2013 pursuant to the Company’s previously announced tender offer and consent solicitation (the “Tender Offer”), which commenced on May 10, 2013. The purchased 9% Notes represented approximately 47.7% of the outstanding principal amount of the 9% Notes. The consideration represented a tender offer payment of $1,020 per $1,000 principal amount of purchased 9% Notes plus a consent payment of $30 per $1,000 principal amount of purchased 9% Notes, together with accrued and unpaid interest on the purchased 9% Notes from the most recent interest payment date for the 9% Notes to (but excluding) the payment date.

The Company’s consent solicitation with respect to the 9% Notes terminated by its terms on May 23, 2013, and the consents received were insufficient to approve the proposed amendments to the indenture under with the 9% Notes were issued. As a result, the indenture will not be amended as proposed in the consent solicitation.

The following is a description of the 6.5% Notes and certain agreements relating thereto.

The 6.5% Notes were issued under the Indenture dated as of May 12, 2009 (the “Base Indenture”) between the Company, as issuer, and U.S. Bank National Association, as trustee, as amended and supplemented by a Sixteenth Supplemental Indenture dated as of May 24, 2013 by and among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and U.S. Bank National Association, as trustee (the “Sixteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The 6.5% Notes are the Company’s senior subordinated unsecured obligations, are subordinated in right of payment to all of the Company’s existing and future senior debt and are equal in right of payment to all of the Company’s existing and future senior subordinated debt. The Company’s obligations under the 6.5% Notes and the Indenture are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by certain of the Company’s domestic subsidiaries as provided in the Indenture (the “Subsidiary Guarantors”). The Subsidiary Guarantors’ obligations under such guarantees are subordinated in right of payment to all of their existing and future senior debt and equal in right of payment to all of their existing and future senior subordinated debt.

The Company may, at its option, redeem the 6.5% Notes, in whole or part, at any time (which may be more than once) on or after June 15, 2016 by paying the principal amount of the 6.5% Notes being redeemed plus a declining premium, plus accrued and unpaid interest to (but excluding) the redemption date. The premium declines from 3.250% during the twelve months on and after June 15, 2016 to 1.625% during the twelve months on and after June 15, 2017 to zero on and after June 15, 2018.

The Company may, at its option, at any time (which may be more than once) before May 24, 2015, redeem up to 10% of the aggregate principal amount of the 6.5% Notes in each of the two twelve-month periods preceding May 24, 2015 at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

The Company may, at its option, at any time (which may be more than once) prior to June 15, 2016, redeem up to 35% of the aggregate principal amount of the 6.5% Notes with money that it raises in certain qualifying equity offerings, so long as:

•	the Company pays 106.5% of the principal amount of the 6.5% Notes being redeemed, plus accrued and unpaid interest to (but excluding) the redemption date;

•	the Company redeems the 6.5% Notes within 90 days of completing such equity offering; and

•	at least 65% of the aggregate principal amount of the 6.5% Notes remains outstanding afterwards.

The Company may, at its option, at any time (which may be more than once) prior to June 15, 2016, redeem some or all of the 6.5% Notes by paying the principal amount of the 6.5% Notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to (but excluding) the redemption date.

If a change of control occurs, subject to specified conditions, the Company must give holders of the 6.5% Notes an opportunity to sell the 6.5% Notes to it at a purchase price of 101% of the principal amount of the 6.5% Notes, plus accrued and unpaid interest to (but excluding) the date of the purchase.

If the Company or its subsidiaries engage in asset sales, they generally must either invest the net cash proceeds from such sales in their businesses within a specified period of time, repay senior indebtedness or make an offer to purchase a principal amount of the 6.5% Notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the 6.5% Notes will be 100% of their principal amount, plus accrued and unpaid interest.

The Indenture provides that the Company and its subsidiaries must comply with various customary covenants. The covenants under the Indenture limit, among other things, the ability of the Company and its subsidiaries to:

•	incur additional debt;

•	pay dividends on their capital stock or redeem, repurchase or retire their capital stock or subordinated debt;

•	make certain investments;

•	create liens on their assets;

•	transfer or sell assets;

•	engage in transactions with their affiliates;

•	create restrictions on the ability of their subsidiaries to pay dividends or make loans, asset transfers or other payments to the Company and its subsidiaries;

•	issue capital stock of their subsidiaries;

•	engage in any business, other than their existing businesses and related businesses;

•	enter into sale and leaseback transactions;

•	incur layered indebtedness; and

•	consolidate, merge or transfer all or substantially all of the assets of the Company or the Company and its subsidiaries (taken as a whole).

These covenants are subject to important exceptions and qualifications, which are set forth in the Indenture. At any time that the 6.5% Notes are rated investment-grade, and subject to certain conditions, certain covenants will be suspended with respect to the 6.5% Notes. Repayment of the 6.5% Notes may be accelerated upon the occurrence of customary events of default, certain of which are subject to grace periods, including failure to pay when due principal or interest in respect of the 6.5% Notes, breach of specified covenants, a payment default under, or acceleration of, certain indebtedness of the Company or its subsidiaries, certain judgments against the Company or its subsidiaries, and certain bankruptcy events with respect to the Company or any of its significant subsidiaries.

On May 24, 2013, in connection with the issuance and sale of the 6.5% Notes, the Company and the Subsidiary Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed to file a registration statement with the Securities and Exchange Commission so that holders of the 6.5% Notes can exchange the 6.5% Notes for registered notes that have substantially identical terms as the 6.5% Notes. In addition, the Company and the Subsidiary Guarantors have agreed pursuant to the Registration Rights Agreement to exchange the guarantees related to the 6.5% Notes for registered guarantees having substantially the same terms as the original guarantees. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 270 days after the issuance of the 6.5% Notes. In the event that the Company and the Subsidiary Guarantors fail to comply with their registration obligations within the specified time periods, they will be required to pay additional interest on the 6.5% Notes until such time that they cure such registration defaults or the 6.5% Notes become freely tradeable.

Also on May 24, 2013, the Company issued a Notice of Optional Redemption to the holders of 9% Notes that any and all 9% Notes that remain outstanding following the completion of the Tender Offer (the “Outstanding Notes”) will be redeemed on June 24, 2013 (the “Redemption Date”) at a redemption price equal to 104.5% of the principal amount of Outstanding Notes plus accrued and unpaid interest from May 15, 2013 to (but excluding) the Redemption Date upon the terms set forth in the Notice of Optional Redemption. 9% Notes that have been or are validly tendered by the holders of the 9% Notes and purchased by the Company pursuant to the Tender Offer will not be Outstanding Notes and will not be redeemed as provided in the Notice of Optional Redemption.

Copies of the Sixteenth Supplemental Indenture, the form of Note and the Registration Rights Agreement are attached hereto as Exhibits 4.1, 4.2, and 4.3, respectively, and are incorporated herein by reference.

Item 8.01	Other Events

On May 28, 2013, the Company issued a press release announcing the completion of the offering of the 6.5% Notes and announcing the early results of its tender offer and consent solicitation for the 9% Notes. A copy of the press release is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits

(d)	Exhibits.

Exhibit No.	Description

4.1	Sixteenth Supplemental Indenture, dated as of May 24, 2013, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee

4.2	Form of 6.5% Senior Subordinated Notes due 2020 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of May 24, 2013, by and among the Company, the guarantors named therein, and Goldman, Sachs & Co., Jefferies LLC and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers

99.1	Press release dated as of May 28, 2013 entitled “Alere Inc. Announces Completion of $425 Million Senior Subordinated Notes Offering and Early Results of its Tender Offer and Consent Solicitation for Any and All of its 9% Senior Subordinated Notes due 2016”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

By:	/s/ Jay McNamara
Jay McNamara
Senior Counsel – Corporate & Finance

Dated: May 30, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	Sixteenth Supplemental Indenture, dated as of May 24, 2013, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee

4.2	Form of 6.5% Senior Subordinated Notes due 2020 (included in Exhibit 4.2)

4.3	Registration Rights Agreement, dated as of May 24, 2013, by and among the Company, the guarantors named therein, and Goldman, Sachs & Co., Jefferies LLC and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers

99.1	Press release dated as of May 28, 2013 entitled “Alere Inc. Announces Completion of $425 Million Senior Subordinated Notes Offering and Early Results of its Tender Offer and Consent Solicitation for Any and All of its 9% Senior Subordinated Notes due 2016”